EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES SALE OF THE RESIDENCE INN
TAMPA FOR $24 MILLION

DALLAS, May 14, 2018 - Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the sale of the 109-room Residence Inn Tampa Downtown in Tampa, Florida for $24 million ($220,000 per key). The sales price represents a trailing twelve-month cap rate of 7.6% on net operating income and an 11.8x Hotel EBITDA multiple as of March 31, 2018.
The hotel had an existing allocated debt balance of approximately $19.5 million that was paid off at closing along with an additional $2.9 million of debt pay down associated with the release of the hotel from the loan pool. Based upon the prior 12-month period ended March 31, 2018, the hotel achieved RevPAR of $122 with occupancy of 76% and Average Daily Rate of $161. A reconciliation of non-GAAP financial measures is included in the financial table below.
“The Residence Inn Tampa transaction demonstrates our value-added approach given pricing was at an attractive cap rate compared to our current market valuation,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “This sale is in line with our financially calibrated approach to pursue strategies that we believe will enhance returns for our shareholders.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Ashford Hospitality Trust
Residence Inn Tampa Downtown
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months
Ended March 31,
2018
Hotel Net Income	$—

Adjustment:
Depreciation and amortization	$1.0
Interest expense	$1.0

Hotel EBITDA	$2.0

Adjustment:
Capital reserve	$(0.2)

Hotel Net Operating Income	$1.8

(1) All information in this table is based upon unaudited operating financial data for the prior twelve month period ended March 31, 2018. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.

EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by the trailing 12 month EBITDA. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's hotel EBITDA minus a capital expense reserve of either 4% or 5% of gross revenues.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the closing of the acquisition of the Hilton Alexandria and the potential related property-level financing. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust's filings with the Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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